Exhibit 99.1

PAR SECURES FINANCING FOR ACQUISITION

Houston — (BUSINESS WIRE) — Par Petroleum Corporation (OTCQB: “PARR”) announced today that it had finalized the terms of a $125 million debt facility consisting of a $50 million Term Loan and a $75 million Bridge Loan. The Bridge Loan will provide back-up financing for the Company’s pending acquisition of Koko’oha Investments, Inc. Koko’oha owns Mid Pac Petroleum LLC which distributes gasoline and diesel products throughout Hawaii through more than 80 sites and four terminals.

Bridge and Term Loan Facilities

The Term Loan replaced the Tranche B Loan (approximately $34.5 million outstanding at closing) and increased loan availability to $50 million. The incremental available proceeds of the Term Loan will be used to pay transaction costs related to the financing, to fund deposits due under the merger agreement with Koko’oha, to fund permitted acquisitions (including the acquisition of Koko’oha) and for working capital and other general corporate purposes. The Term Loan will bear interest at the rate of 10% per annum payable in cash or at a rate equal to 12% per annum payable in kind, at the option of the Company, and matures in July 2018.

The proceeds of the Bridge Loan, up to $75 million, will be available in a single draw and may be used by the Company solely to pay the cash consideration required under the merger agreement with Koko’oha and to pay transaction costs related to the credit facilities and the merger agreement. Amounts outstanding under the Bridge Loan will bear interest at 9% per annum until June 30, 2015, payable in kind by adding interest due to the outstanding principal. From and after July 1, 2015, until June 30, 2016, interest will be payable in cash at 11% per annum and will increase every three months thereafter at a rate of .5% per annum; provided that the Company may elect to pay up to 50% of the interest in kind at a rate per annum of .75% in excess of the then applicable cash interest rate. From and after July 1, 2016, interest will be payable in cash at 13% per annum and will increase every three months thereafter at a rate of .5% per annum until maturity. The Bridge Loan will mature (i) if the acquisition does not occur, on July 11, 2015 or (ii) if the acquisition is consummated, on July 11, 2017.

Either credit facility may be prepaid at any time, subject to an exit fee. Both facilities are guaranteed by certain subsidiaries of the Company. The Company has agreed to pay certain fees, including commitment fees and exit fees. The credit agreement requires the Company to comply with various and customary affirmative and negative covenants. However, the Company is not required to comply with any financial maintenance covenants.

Later today, the Company expects to file a Current Report on Form 8-K with the SEC reporting the finalization of the credit facility under Item 2.03. Please see the Form 8-K for additional details.

About Mid Pac

On June 2, 2014 Par Petroleum and a wholly owned subsidiary created for purposes of the acquisition entered into a Merger Agreement with Koko’oha, which owns 100% of Mid Pac Petroleum. Upon consummation of the merger, Mid Pac will become a wholly owned, indirect subsidiary of Par Petroleum. The transaction is expected to close before year end and is currently under regulatory review pursuant to various state and federal antitrust regulations.

Mid Pac distributes gasoline and diesel through over 80 locations across the State of Hawaii primarily under the ’76 brand. Mid Pac will offer HIE access to the Kauai marketplace through Mid Pac’s Kauai terminal and network of 3 retail and 8 card lock sites. In addition, Mid Pac is the fee owner of 22 of the retail sites, 2 terminals and office space in downtown Honolulu.

“The Mid Pac acquisition is a key component of growing our on-island market share and minimizing exports,” said Will Monteleone, Par’s Chief Executive Officer. “In addition, we also believe there are synergies to be achieved by combining HIE’s and Mic Pac’s logistical system and assets.”

Operations Update and Outlook

Par also announced today that its outlook for the second quarter and second half of 2014 has been negatively impacted, predominately by lower than expected crack spreads in the Singapore markets. The Singapore – Brent 4:1:2:1 index averaged $5.23 / bbl during the second quarter of 2014, the lowest level since the fourth quarter of 2010, and was primarily impacted by softer jet fuel pricing and increased crude costs partially driven by geo-political unrest. To the extent these negative trends continue into the second half of the year, we believe our results will be negatively impacted compared to our prior expectations. Although the acquisition of Mid Pac is scheduled to close prior to year end, the expected accretive impact will not be felt until calendar year 2015.

About Par

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products through Texadian Energy. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Forward-Looking Statements

This press release includes information that constitutes forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: our ability to successfully complete the pending acquisition of Mid Pac, integrate it into our operations and realize the anticipated benefits from the acquisition; our ability to identify all potential risks and liabilities in our due diligence of Mid Pac and its business; any unexpected costs or delays in connection with the pending acquisition of Mid Pac; the volatility of crude oil and refined product prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K, as amended. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121